Collateral Agency Agreement

This Collateral Agency Agreement (the “Agreement”) is entered into as of September 2, 2008 by and between JPMorgan Chase Bank, N.A. (“Collateral Agent”) and JPMorgan Trust I, JPMorgan Trust II, J.P. Morgan Fleming Mutual Fund Group, Inc., J.P. Morgan Mutual Fund Investment Trust, and JPMorgan Insurance Trust (each, a “Trust” and, collectively, the “Trusts”), on behalf of their series listed on Schedule 1 (as amended from time to time) severally and not jointly, each a registered management investment company organized and existing under the laws of Delaware, Massachusetts or Maryland (each such series, a “Lender” and, collectively, the “Lenders”).

Whereas, on the terms and conditions hereinafter set forth, each Lender wishes to retain the services of Collateral Agent to perform certain custodial and administrative functions with respect to Collateral (defined below); and

Whereas, Collateral Agent currently acts as custodian for Securities (as defined below) pursuant to the terms of a (“Custody Agreement”) dated February 19, 2005 as amended between Collateral Agent and the Lenders.

It is hereby agreed as follows:

Section 1 - Definitions

Unless the context clearly requires otherwise, the following words shall have the meanings set forth below when used herein:

a)	“Account” shall mean the securities account established and maintained by Collateral Agent on behalf of each Lender pursuant to the Custody Agreement.

b)

“Advisor” means the investment advisor of Lender as identified on Schedule 1. Unless notified to the contrary by Lender, actions taken by, and Proper Instructions given by, Advisor may be deemed by Collateral Agent to be taken or given by Lender and notices provided by Collateral Agent to Advisor shall be deemed received by Lender. Lender shall promptly notify Collateral Agent of any change in the identity of the Advisor.

c)

“Authorized Investment” shall mean Capital Shares of the JPMorgan Prime Money Market Fund or such other investments as specified in writing by the Lender or the Advisor to Collateral Agent from time to time.

d)

“Authorized Person” shall mean, except to the extent that Collateral Agent is advised to the contrary by Proper Instruction, any person (typically an employee of Advisor or Securities Lending Agent) who is authorized to give instructions to Collateral Agent pursuant to the Agreement and any mandates given to Collateral Agent in connection with such Agreement. An Authorized Person shall continue to be so until such time as Collateral Agent receives Proper Instructions that any such person is no longer an Authorized Person.

e)	“Borrower” shall mean any entity identified by the Lender as an approved borrower of a Lender’s securities.

f)	“Business Day” shall mean a day on which banks in New York are open for the transaction of all their ordinary business.

g)	“Cash Collateral” shall mean federal funds and such U.S. currency as may be pledged by a Borrower in connection with a particular Loan.

h)

“Cash Collateral Fee” shall mean the amount payable on behalf of a Lender to a Borrower in connection with Loans collateralized by Cash Collateral, which amount shall be specified by the Securities Lending Agent.

i)	“Collateral” shall mean the Existing Collateral and all Cash Collateral received by Collateral Agent in connection with Loans of each Lender’s securities by the Securities Lending Agent.

j)

“Collateral Account” shall mean, as the case may be, an account maintained by Collateral Agent with itself, with any Depository and designated as a Collateral Account for the purpose of holding any one or more of Collateral, Authorized Investments, and Proceeds in connection with Loans hereunder.

k)	“Custody Agreement” shall have the meaning assigned thereto in the preamble.

l)

“Depository” shall mean: (i) The Depository Trust Company, and any other securities depository or clearing agency (and each of their respective successors and nominees) registered with the U.S. Securities and Exchange Commission or registered with or regulated by the applicable foreign equivalent thereof or otherwise able to act as a securities depository or clearing agency, (ii) the Federal Reserve book-entry system, and (iii) any other national system for the central handling of U.S. Securities.

m)

“Distributions” shall mean all interest, dividends and other distributions (including, but not limited to, payments made by the depositary in connection with American Depositary Receipts) made by the issuer

n)	“Effective Date” means September 22, 2008.

o)

“Existing Collateral” shall mean the investments held on behalf of the Lender as collateral investments for Loans of securities as of the Effective Date and identified on Schedule 2 as amended as of the Effective Date.

p)	“Loan” shall mean a loan of Securities under the Securities Lending Agency Agreement by a Lender.

q)	“Oral Instructions” shall have the meaning assigned thereto in Section 6 hereof.

r)	“Proceeds” shall mean interest, dividends and other payments and Distributions received by Collateral Agent in connection with Authorized Investments and Existing Collateral.

s)	“Proper Instructions” shall mean Oral Instructions and Written Instructions.

t)

“Securities” shall mean equity securities and any certificates, warrants or other instruments representing rights to receive, purchase, or subscribe for the same, or evidencing or representing any other rights or interests therein and held pursuant to the Custody Agreement.

u)	“Securities Lending Agency Agreement” means the agreement effective as of September 2, 2008 between the Trusts and the Securities Lending Agent.

v)	“Securities Lending Agent” means The Goldman Sachs Trust Company, doing business as Goldman Sachs Agency Lending.

w)	“Securities Lending Fees” means the amounts payable to Securities Lending Agent by each Lender pursuant to the Securities Lending Agency Agreement.

y) “Service Level Document ” means the procedures established between Collateral Agent and the Securities Lending Agent in connection with Loans of each Lender’s securities.

z) “Third Party Securities Lending Agreement” means the agreement dated September 2, 2008 between each Lender, Collateral Agent and Securities Lending Agent defining the responsibilities of the Collateral Agent and the Securities Lending Agent with respect to Loans.

aa) “U.S. Securities” shall mean Securities issued by an issuer that is organized under the laws of the United States or any State thereof or that are otherwise traded in the United States, and shall include American Depositary Receipts.

bb) “Written Instructions” shall have the meaning assigned thereto in Section 6 hereof.

Section 2 - Appointment. Authority

(a) Appointment. Effective on the Effective Date, each Lender hereby appoints Collateral Agent as its agent and custodian with respect to Collateral, and Collateral Agent hereby accepts appointment as such agent and custodian and agrees to so act.

(b) Authority. Lender hereby authorizes and empowers Collateral Agent to execute in Lender's name and on its behalf and at its risk all agreements and documents as may be necessary to carry out any of the powers herein granted to Collateral Agent.

Section 3 - Representations and Warranties

(a)

Representations of each party. Each party hereto represents and warrants to the other that: (i) it has the power to execute and deliver this Agreement, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (ii) it has taken all necessary action to authorize such execution, delivery, and performance; (iii) this Agreement constitutes a legal, valid, and binding obligation enforceable against it; and (iv) the execution, delivery, and performance by it of this Agreement shall at all times comply with all applicable laws and regulations.

(b)	Representation of Lender. Each Lender is entitled to receive all Distributions made by the issuer.

Section 4 - Collateral

(a) Receipt and Delivery of Collateral. Collateral Agent shall receive and hold all Collateral in a separate Collateral Account for each Lender. Collateral Agent is hereby authorized and directed to invest any and all Cash Collateral received by Collateral Agent in Authorized Investments on the same Business Day as Cash Collateral is received, provided that such Cash Collateral is received prior to the deadline for the Authorized Investment. Collateral Agent shall credit all Collateral, Authorized Investments and Proceeds to each Lender’s Collateral Account and Collateral Agent shall mark its books and records to identify each Lender's interest therein. Upon receipt of Instructions from the Securities Lending Agent or Lender to make a payment or deliver cash from the account, Collateral Agent shall liquidate a sufficient amount of Authorized Investments and credit the net proceeds to the applicable Lender’s Collateral Account and/or deliver proceeds in accordance with such Instructions by the earlier of 5:00 p.m. or the close of the JPMorgan Prime Money Market Fund on each Business Day. Upon termination of a Loan, Securities Lending Agent shall instruct Collateral Agent to liquidate Authorized Investments and deliver the proceeds to the Borrower via DTC against delivery of the loaned security. In the event that the amount due to a Borrower is more than the amount of Authorized Investments and cash standing in the applicable Lender’s Collateral Account, Collateral Agent shall request instructions from the Lender and the Advisor to either liquidate Existing Collateral or assets in the Custody Account.

(b) Existing Collateral. The Collateral Agent shall notify the Lender and the Advisor on any Business Day that the Collateral Agent determines that any of the Existing Collateral can be sold at a value that approximates amortized cost and, if instructed by the Lender or the Advisor, sell such Existing Collateral. Unless Lender or the Advisor instructs Collateral Agent to the contrary, Collateral Agent is hereby authorized and directed to hold Existing Collateral until maturity. Any proceeds from the sale of Existing Collateral or Proceeds with respect to Existing Collateral including payments of principal upon maturity shall be credited to the Collateral Account and invested by Collateral Agent in Authorized Investments on payable date.

(c) Investment of Cash Collateral. Collateral Agent is hereby authorized and directed to invest and reinvest Cash Collateral in Authorized Investments. Authorized Investments are made for the account of, and at the sole risk of, Lender. In that connection, Lender shall pay to Collateral Agent on demand in cash an amount equal to any deficiency in the amount of Collateral available for return to a Borrower pursuant to instructions of the Securities Lending

Agent.

(d)        (i) Fees of Securities Lending Agent and Payment of Cash Collateral Fees to Borrowers. On the third Business Day after each month, Collateral Agent shall pay all earnings on Existing Collateral and Authorized Investments to Securities Lending Agent so that Securities Lending Agent may pay Cash Collateral Fees owed to Borrowers and Securities Lending Fees owed by each Lender.

(e) Advances, Overdrafts and Indebtedness. Collateral Agent may, in its sole discretion, advance funds on behalf of Lender to return to Borrowers Cash Collateral to which they are entitled pursuant to instructions from the Securities Lending Agent. The applicable Lender shall repay Collateral Agent on demand the amount of any advance or any other amount owed by such Lender hereunder. Any advance shall bear interest at the rate of federal funds plus 100 basis points. In order to secure repayment of any advance or other indebtedness of Lender to Collateral Agent arising hereunder, Collateral Agent shall have a continuing lien and security interest in and to all assets now or hereafter held in the Account and any Collateral Account (to which Lender is entitled hereunder) and any other property at any time held by it for the benefit of Lender or in which Lender may have an interest which is then in Collateral Agent's possession or control or in the possession or control of any third party acting on Collateral Agent's behalf. In this regard, Collateral Agent shall be entitled to all the rights and remedies of a pledgee under common law and a secured party under the New York Uniform Commercial Code and/or any other applicable laws and/or regulations as then in effect.

(f) Recordkeeping and Reports. Collateral Agent shall establish and maintain such records as are reasonably necessary to account for Collateral and the Proceeds derived therefrom. Collateral Agent shall provide Securities Lending Agent with such information, and reports at such times and in the manner specified in the Third Party Securities Lending Agreement and the Service Level Document. A party shall comply with reasonable requests of the other party for information necessary to the requester's performance of its duties hereunder.

Section 5 - Liabilities.

(a) Liabilities. Except as provided in this Agreement, Collateral Agent shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys' and accountants' fees) incurred by Lender, except those costs, expenses, damages, liabilities and claims arising out of the negligence, fraud, bad faith or willful misconduct of Collateral Agent. Collateral Agent shall have no responsibility or obligation hereunder for: (i) credit analysis and review of Borrowers in connection with loans of Securities; (ii) sufficiency of Collateral for loans of Securities; (iii) mark to market of Collateral and Securities loaned; (iv) monitoring transactions to determine whether they comply with the terms of the Securities Lending Agency Agreement or Borrowing Agreement; or (v) any action or inaction of any pricing service, any Depository or their respective assigns, successors or nominees. In no event shall Collateral Agent be liable to any other party hereto for indirect or consequential damages or lost profits or loss of business, arising hereunder or in connection herewith, even if previously informed of the possibility of such damages and regardless of the form of action.

(b) Except for ordinary and customary operating expenses incurred by Collateral Agent in providing services hereunder, Lender shall indemnify Collateral Agent and hold it harmless from and against any and all Losses which Collateral Agent may sustain or incur or which may be asserted against Collateral Agent by reason of or as a result of any action taken or omitted by Collateral Agent in connection with operating under this Agreement, other than those Losses arising out of the negligence or failure to exercise reasonable care, fraud, bad faith or willful misconduct of Collateral Agent. The foregoing indemnity shall be a continuing obligation of Lender and its respective successors and assigns, notwithstanding the termination of any Loans or of this Agreement. Collateral Agent may charge, with reasonable prior notification to Lender, any amounts to which it is entitled hereunder against the Account, and Lender shall be entitled to an accounting of all amounts so charged. Actions taken or omitted in reliance upon Proper Instructions, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument reasonably believed by Collateral Agent, in good faith, to be genuine or bearing the signature of a person or persons believed, in good faith, to be authorized to sign, countersign or execute the same, shall be conclusively presumed to have been taken or omitted in good faith. In addition, Lender shall have no liability whatsoever for any consequential, special, indirect or speculative loss or damages (including, but not limited to, lost profits) suffered by Collateral Agent in connection with the transactions and services contemplated hereby and the relationship established hereby even if the Lender has been advised as to the possibility of the same and regardless of the form of action.

(c) Collateral Agent will maintain and update from time to time business continuation and disaster recovery procedures with respect to its business that it determines from time to time to meet reasonable commercial standards. Collateral Agent shall have no liability for losses that Lender may suffer or incur, caused by an act of God, fire, flood, civil disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, malfunction of equipment or software (except to the extent such malfunction is primarily attributable to Collateral Agent’s negligence, failure to exercise reasonable care, fraud, bad faith, or willful misconduct in maintaining the equipment or software), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, inability to access Collateral held at a Depository or any cause beyond the reasonable control of Bank.

Section 6 - Instructions

(a)(i) Written Instructions. “Written Instructions” shall mean written communications actually received by Collateral Agent from an Authorized Person or from a person reasonably believed by Collateral Agent to be an Authorized Person by letter, memorandum, telegram, cable, telex, telecopy facsimile, computer, video (CRT) terminal or other on-line system, or any other method reasonably acceptable to Collateral Agent and whereby Collateral Agent is able to verify with a reasonable degree of certainty the identity of the sender of such communications or which communications are transmitted with proper testing or authentication pursuant to terms and conditions which Collateral Agent may specify. (ii) Oral Instructions. "Oral Instructions" shall mean oral communications actually received by Collateral Agent from an Authorized Person or from a person reasonably believed by Collateral Agent to be an Authorized Person. Oral Instructions shall promptly thereafter be confirmed in writing by an Authorized Person (which confirmation may bear the facsimile signature of such Person), but Lender shall hold Collateral Agent harmless for the failure of an Authorized Person to send such confirmation in writing, the failure of such confirmation to conform to the Oral Instructions received, or Collateral Agent's failure to produce such confirmation at any subsequent time. Lender shall be responsible for safeguarding any testkeys, identification codes or other security devices which Collateral Agent may make available to Lender or its Authorized Persons.

(b) Unless otherwise expressly provided, all Proper Instructions shall continue in full force and effect until canceled or superseded.

Section 7 - Pricing Services. Valuation

The Collateral Agent may use any recognized pricing service (including itself or any of its affiliates) in order to value the Collateral, Existing Collateral and Authorized Investments, and Lender shall hold Collateral Agent harmless from and against any loss or damage suffered or incurred as a result of errors or omissions of any such pricing agency. On a daily basis the Collateral Agent shall calculate the total investment return and provide the Lender and the Securities Lending Agent with the principal value of Collateral, Existing Collateral and Authorized Investments. On a weekly basis, the Collateral Agent shall provide the Lender and Securities Lending Agent with information concerning its valuation of Collateral, Existing Collateral, and Authorized Investment including any difference between amortized cost and market value and information concerning the total investment return of Existing Collateral and Authorized Investments as adjusted for waivers. Lender shall provide Collateral Agent such information regarding waivers as may be required to calculate the total investment return. Lender acknowledges that any valuations provided are indicative and are based upon recent market information, but certain instruments may trade infrequently. In addition, the valuations do not take into account the size of Lender’s position in the relevant Collateral and, as a result, the valuations provided may not reflect the value that would be realized upon the sale of a position. If Lender advises Collateral Agent that there is a material discrepancy between the price assigned by the Collateral Agent to the Collateral, Existing Collateral and Authorized Investments and the price assigned by the Lender, the parties shall negotiate in good faith on the price to apply.

Section 8 - Termination

This Collateral Agency Agreement may be terminated at any time by any party upon delivery to the other party of notice specifying the date of such termination, which shall be not less than 30 days after the date of receipt of such notice. The Collateral Agent shall notify the Lender when all Existing Collateral has been sold or matured and this Agreement shall terminate within five business days of such notice to Lender. Upon such termination, Collateral Agent shall transfer such Authorized Investments and other Collateral held for the benefit of such Lender in accordance with instructions from the Lender. The termination of this

Agreement with respect to one Lender will not operate as a termination with respect to any other Lender. Upon termination, Lender shall provide Collateral Agent with full details of the persons to whom Collateral Agent must deliver Collateral.

Section 9 - Compensation of Collateral Agent

The fee payable to Collateral Agent for services performed pursuant to this Agreement shall be 1.5 basis points of the value of Existing Collateral and Authorized Investments. Fees and interest on advances shall be accrued or charged daily, as appropriate, and shall be invoiced and payable monthly in arrears.

Section 10 – Miscellaneous

(a) Legal Proceedings. Collateral Agent may refrain from bringing any legal action or proceeding arising out of or in connection with any Loan until it shall have received such security as it may require for all costs, expenses (including legal fees) and liabilities which it shall or may expend or incur in relation thereto.

(b) Integration. Collateral Agency Agreement to Govern. This Collateral Agency Agreement, the Third Party Securities Lending Agreement and the Custody Agreement contain the complete agreement of the parties with respect to the subject matter hereof and supersede and replace any previously made proposals, representations, warranties or agreements with respect thereto by the parties, including, without limitation, the Amended and Restated Securities Lending Agreement, dated as of August 11, 2005 between each of the JPMorgan Funds listed on Exhibit A of such agreement and Collateral Agent. In the event of any conflict between this Collateral Agency Agreement, Third Party Securities Lending Agreement and the Custody Agreement, this Collateral Agency Agreement shall govern.

(c) Confidentiality of Portfolio Holdings and Other Information. Collateral Agent shall keep confidential, and will cause its employees to keep confidential, all non-public information concerning the Lender’s portfolio holdings and other confidential information (collectively, “Lender Confidential Information”) obtained hereunder from or on behalf of the Lender. Collateral Agent will use Lender Confidential Information only for the purposes of providing services under this Agreement and will disclose such Confidential Information to Securities Lending Agent or any other person only to the extent necessary to provide the services specified in this Agreement or as otherwise required by law or otherwise with the consent of Lender. Lender shall keep confidential all confidential information provided to it by Collateral Agent under this Agreement ("Collateral Agent Confidential Information"), except to the extent that disclosure is required by applicable law, disclosure to the advisors of the Lenders and other service providers to the Lenders is necessary to consummate the transactions contemplated by this Agreement, or otherwise with the consent of Collateral Agent. Confidential Information of a disclosing party shall in no event include information which the receiving party (i) knew at the time of first disclosure to it; (ii) is or becomes generally known in the industry or public knowledge without default by the receiving party of its obligations hereunder; (iii) can demonstrate, from written records, has been independently developed through employees none of whom had access to Confidential Information; or (iv) is generally furnished to third parties by the disclosing party without confidentiality restriction. A receiving party may disclose the other party’s Confidential

Information pursuant to regulatory duties or competent judicial order provided that such party provides to the other party prompt detailed notice of such duties or order to permit the other party to seek an appropriate protective order or otherwise intervene to protect its Confidential Information. Notwithstanding anything herein that may be to the contrary, a receiving party may disclose Confidential Information of the other party to its regulatory authority having supervisory jurisdiction over it pursuant to a request made during the course of a supervisory examination or otherwise.

(d) Notices. Unless expressly provided herein to the contrary, notices hereunder shall be in writing, and delivered by facsimile, telecopier, overnight express mail, first-class postage prepaid, delivered personally or by receipted courier service. All such notices which are mailed shall be deemed delivered upon receipt. Notices shall be addressed as follows (or to such other address as a party may from time to time designate on notice duly given in accordance with this Section): notices to Collateral Agent shall be addressed to it at, 1 Chase Manhattan Plaza, Floor 58, New York, New York, 10005, Attention: Account Relationship Manager; notices to be given to Lender shall be addressed to it at its offices at 245 Park Avenue, New York, New York 10167, Attention: Wendy Setnicka, with copies to JPMorgan Funds Management Inc., 1111 Polaris Parkway, Columbus, Ohio, 43271 Attention: Kevin Kohmann.

(d) Amendments. Waiver. This Collateral Agency Agreement may be modified only by a written amendment signed by both parties, and no waiver of any provision hereof shall be effective unless expressed in a writing signed by the party to be charged.

(e) Governing Law. Consent to Jurisdiction. Waiver of Immunity. This Agreement will be construed, regulated, and administered under the laws of the United States or State of New York, as applicable, without regard to New York's principles regarding conflict of laws. The United States District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction. Either of these courts will have proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by applicable law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby. To the extent that in any jurisdiction each Lender may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, each Lender shall not claim, and it hereby irrevocably waives, such immunity.

(f) Counterparts. Headings. This Collateral Agency Agreement may be executed in several counterparts, each one of which shall constitute an original, and all collectively shall constitute but one instrument. The headings of the sections hereof are included for convenience of reference only and do not form part of this Collateral Agency Agreement.

(g) Severability. Any provisions hereof which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(h) Identity of Advisor. If Lender is a registered investment company, the name of the investment advisor (and subadvisors, if any), to Lender is set forth on Schedule 1. Lender shall promptly notify Collateral Agent of any change in the identity of any of the foregoing.

(i) Multiple Lenders. This Collateral Agency Agreement shall, and shall be deemed to, create a separate agreement for each series or investment company (in the case of an investment company that does not consist of a separate series) listed on Schedule 1. For any Loan, each reference in this Collateral Agency Agreement to Lender shall be, and shall be deemed to be, a reference solely to the particular series or investment company to which that Loan relates. In no circumstances shall the rights, obligations or remedies with respect to a particular series or investment company, as the case may be, constitute a right, obligation or remedy with respect to any other series or investment company. Specifically, and without limiting the scope of the foregoing, Collateral Agent shall have no right to set off claims of, or amounts payable to, one series or investment company, as the case may be, by applying property of any other series or investment company.

(j) Matters Relating to any Trust that is a Massachusetts Business Trust. For any Trust that is a Massachusetts Business Trust, it is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, but shall bind only the trust property of the Trust as provided in the Trust's Declaration of Trust.

(k) Assignment. This Agreement shall not be assigned by either party without the prior written consent of the other party, and any purported assignment absent such consent is void.

IN WITNESS WHEREOF, the parties have executed this Collateral Agency Agreement as of the date first above-written.

JPMorgan Trust I

By____________________________

Name: Robert L. Young

Title: Senior Vice President

JPMorgan Trust II

By____________________________

Name: Robert L. Young

Title: Senior Vice President

J.P. Morgan Fleming Mutual Fund Group, Inc.

By____________________________

Name: Robert L. Young

Title: Senior Vice President

J.P. Morgan Mutual Fund Investment Trust

By____________________________

Name: Robert L. Young

Title: Senior Vice President

JPMorgan Insurance Trust

By____________________________

Name: Robert L. Young

Title: Senior Vice President

JPMorgan Chase Bank, N.A.

By____________________________

Name:

Title:

Schedule 1

JPMorgan Capital Growth Fund

JPMorgan Diversified Mid Cap Growth Fund *

JPMorgan Diversified Mid Cap Value Fund *

JPMorgan Equity Index Fund *

JPMorgan Insurance Trust Diversified Mid Cap Growth Portfolio *

JPMorgan Intrepid Mid Cap Fund *

JPMorgan Large Cap Growth Fund *

JPMorgan Large Cap Value Fund *

JPMorgan Market Expansion Index Fund *

JPMorgan Mid Cap Value Fund

JPMorgan Small Cap Core Fund

JPMorgan Small Cap Equity Fund

JPMorgan Small Cap Growth Fund *

JPMorgan Small Cap Value Fund *

Note: The Advisor to each Lender is J.P. Morgan Investment Management Inc. except for those Lenders designated with an asterisk for which it is JPMorgan Investment Advisors Inc.